$70 0 $1 , 20 0 $1 , 10 0 $1 , 00 0 $90 0 $80 0 $1,300 - 30% - 20% - 10% 0% 10% 20% 30% Pay ment at Maturity Underly ing Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underly ings: Cisco Sy stems, Inc. (ticker: “CSCO”), The Coca - Cola Company (ticker: “KO”), Dow Inc. (ticker: “DOW”), International Business Machines Corporation (ticker: “IBM”), and Walgreens Boots Alliance, Inc (ticker: “WBA”) Pricing date: March 25, 2021 Valuation date: April 25, 2022 Maturity date: April 28, 2022 Return amount: $1,000 ᱢ the basket return ᱢ the upside participation rate Upside participation rate: 100% Maximum return: 12.40% Final buf f er v alue: 95.00, 95.00% of the initial basket v alue Buf f er percentage: 5.00% CUSIP / ISIN: 17328Y ZH0 / US17328Y ZH07 Initial underly ing v alue: For each underly ing, its closing v alue on the pricing date Final underly ing v alue: For each underly ing, its closing v alue on the v aluation date Initial basket v alue: 100 Final basket v alue 100 î (1 + the sum of the weighted underly ing returns of the underly ings) Basket return (The f inal basket v alue - the initial basket v alue) / the initial basket v alue Weighted underly ing return For each underly ing: underly ing return multiplied by its weighting Underly ing return: For each underly ing: (Final underly ing v alue - initial underly ing v alue) / initial underly ing v alue Pay ment at maturity : • If the f inal basket v alue is greater than the initial basket v alue: $1,000 + the return amount, subject to the maximum return at maturity • If the f inal basket v alue is less than or equal to the initial basket v alue but greater than or equal to the f inal buf f er v alue: $1,000 • If the f inal basket v alue is less than the f inal buf f er v alue: $1,000 + [$1,000 ᱢ (the basket return + the buf f er percentage)] If the f inal basket v alue is less than the f inal buf f er v alue, which means that the basket has depreciated f rom the initial basket v alue by more than the buf f er percentage, y ou will lose 1% of the stated principal amount of y our securities at maturity f or ev ery 1% by which that depreciation exceeds the buf f er percentage. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 11, 2021 * The hy pothetical diagram is zoomed in f or legibility and thus does not show the minimum payment possible at maturity. Hypothetical Worst Underlying Return Hypothetical Security Return H y po t he t i c al Payment at Maturity 100.00% 12.40% $1 , 124 . 00 D 75.00% 12.40% $1 , 124 . 00 50.00% 12.40% $1 , 124 . 00 15.00% 12.40% $1 , 124 . 00 10.00% 12.40% $1 , 124 . 00 C 5.00% 5.00% $1 , 050 . 00 2.00% 2.00% $1 , 020 . 00 0.00% 0.00% $1 , 000 . 00 B - 2.00% 0.00% $1 , 000 . 00 - 5.00% 0.00% $1 , 000 . 00 - 5.01% - 0.01% $999 . 90 A - 30.00% - 25.00% $750 . 00 - 50.00% - 45.00% $550 . 00 - 100.00% - 95.00% $50 . 00 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Buffered Securities Linked to an Equally Weighted Basket of Five Underlyings Hypothetical Payment at Maturity* B C A D

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Selected Risk Considerations

- You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer percentage from the initial basket value to the final basket value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.
- Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the worst performer appreciates by significantly more than the maximum return at maturity.
- The securities do not pay interest.
- You will not receive dividends or have any other rights with respect to the underlyings.
- Your payment at maturity depends on the value of the basket on a single day.
- The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
- The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
- The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
- The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
- Changes in the closing values of the underlyings may offset each other.
- The underlyings may be highly correlated in decline.
- An investment in the securities is not a diversified investment.
- The issuer and its affiliates may have conflicts of interest with you.
- The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.